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                                                                    Exhibit 23.2


We consent to the incorporation by reference in the Registration Statement
(Form S-3 No. 333-     ) and related Prospectus of ARM Financial Group, Inc. of
our report dated February 10, 1998, with respect to the financial statements and financial statement schedules of ARM Financial Group, Inc. included in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-49805) dated May 6, 1998, filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference therein of our reports dated February 10, 1998 with respect to the consolidated financial statements and financial statement schedules of ARM Financial Group, Inc. included in the Annual Report (Form 10-K) for 1997 filed with the Securities and Exchange Commission.


                                                /s/ Ernst & Young LLP

Louisville, Kentucky
May 7, 1998